FORM OF LETTER TO BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

REGARDING THE OFFER BY

THE MEXICO FUND, INC.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing the material listed below relating to the offer by The Mexico Fund, Inc. (“Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, to its stockholders to permit them to tender for purchase by the Fund up to fifteen percent (15%) of the Fund’s issued and outstanding shares of common stock, par value $1.00 per share (“Shares”) in exchange for a pro-rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities), subject to adjustment for fractional shares and odd lots (“Portfolio Securities”), and cash held in the Fund’s investment portfolio, representing consideration equal to 98.00% of the NAV in U.S. Dollars as of the close of the regular trading session of the New York Stock Exchange (“NYSE”), subject to the terms and conditions set forth in the Offer Notice dated September 3, 2009 and the related Letter of Transmittal (which together constitute the “Offer”). If the number of shares tendered for purchase exceeds the number of Shares which the Fund is offering to purchase, the Fund will purchase tendered shares on a pro-rata basis. THE OFFER EXPIRES AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 5, 2009, UNLESS EXTENDED (“EXPIRATION DATE”).

The following documents are enclosed:

(1)	OFFER NOTICE DATED SEPTEMBER 3, 2009;

(2)	LETTER OF TRANSMITTAL TO BE USED TO TENDER SHARES FOR PURCHASE;

(3)	AUTHORIZATION INSTRUCTIONS FORM;

(4)	DTC DELIVERY ELECTION FORM;

(5)	GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER;

(6)	NOTICE OF GUARANTEED DELIVERY; AND

(7)	LETTER TO CLIENTS, WHICH MAY BE SENT UPON ANY REQUEST FOR INFORMATION BY YOUR CLIENTS FOR WHOSE ACCOUNT YOU HOLD SHARES REGISTERED IN YOUR NAME (OR IN THE NAME OF YOUR NOMINEE) WITH SPACE PROVIDED FOR OBTAINING SUCH CLIENTS’ INSTRUCTIONS WITH REGARD TO THE OFFER.

PLEASE NOTE THE EXPIRATION DATE IS 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 5, 2009, UNLESS EXTENDED.

Please be advised that participation in the Offer requires submission of the Authorization Instructions Form and DTC Delivery Election Form regarding account information with a Mexican broker or custodian, in addition to other documentation submitted electronically. All brokers, dealers, commercial banks, trust companies and other nominees are requested to submit account information for a single Mexican brokerage or custodial account on behalf of their clients who choose to participate in the Offer.

All stockholders have been advised that certain brokers, dealers or other parties may require instructions and information that are in addition to what is currently required by the Fund pursuant to the Offer, in order for such firms to facilitate the stockholder’s participation in the Offer. Certain Mexican securities brokers or custodians, at which a participating stockholder establishes a Mexican Account, may choose not to accept tender offer proceeds on behalf of participating stockholder clients or may delay acceptance of proceeds until the additional instructions and confirmations are received from their participating stockholder clients. Accordingly, stockholders who wish to participate in the Offer have been advised to consult their broker, dealer, commercial bank, trust company or other nominee well in advance of the Expiration Date to ensure compliance with any additional informational requirements imposed by such firms.

No fees or commissions will be payable to brokers, dealers or other persons under the terms of the Offer, although tendering Stockholders may be obligated to pay a processing fee to their broker for assistance in transmitting a tender. There are no transfer taxes regarding the Offer. A tender will be deemed invalid unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided regarding backup tax withholding. Certain documents may also have to be submitted as apply to withholdings potentially affecting payments to non-U.S. stockholders. See Instruction 10 of the Letter of Transmittal.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) Stockholders residing in any jurisdiction in which the making of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The manner of payment of proceeds may be adjusted to accommodate restrictions in certain jurisdictions. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

As a broker-dealer, you may not make recommendations regarding the receipt of Portfolio Securities in connection with this Offer, circulate information regarding the issuers of Portfolio Securities through market letters or other writings, or otherwise solicit stockholder participation in this Offer, whether directly or indirectly. You may not provide information concerning the issuers of Portfolio Securities to stockholders who are participating in the Offer unless requested. Further, you may not submit Fund shares for the Offer from a discretionary account over which you, as the broker-dealer, have trading authority or control without having obtained confirmation and/or instructions from the beneficial owner of the Fund shares allowing the participation.

Stockholders must execute their tender of Fund shares and receipt of Portfolio Securities through a broker-dealer that is licensed in the jurisdiction in which they reside.

If a client instructs you by telephone to present your Shares for purchase, please record the telephone conversation (in accordance with applicable law).

NONE OF THE FUND, ITS BOARD OF DIRECTORS, THE INVESTMENT ADVISER TO THE FUND, NOR ANY ISSUER OF THE PORTFOLIO SECURITIES IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER FOR PURCHASE OR TO REFRAIN FROM TENDERING SHARES. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND WILL PARTICIPATE IN THE OFFER. HOWEVER, THE FUND’S INVESTMENT ADVISER DOES INTEND TO PARTICIPATE IN THE OFFER.

Additional copies of the enclosed material may be obtained from Georgeson Inc., the Information Agent, at the appropriate address and telephone number set forth in the Offer. Any questions you have with respect to the Offer should be directed to the Information Agent at 1-888-877-5373.

Very truly yours,

THE MEXICO FUND, INC.

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER NOTICE AND THE LETTER OF TRANSMITTAL; OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED.

THESE DOCUMENTS ARE ISSUED BY THE FUND AND TO THE EXTENT THAT THEY ARE DEEMED TO CONSTITUTE A FINANCIAL PROMOTION CAPABLE OF HAVING EFFECT IN THE UNITED KINGDOM IT HAS BEEN APPROVED BY COMPUTERSHARE INVESTOR SERVICES PLC, AN AFFILIATE OF THE INFORMATION AGENT FOR THE PURPOSE OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 OF THE UNITED KINGDOM.

COMPUTERSHARE INVESTOR SERVICES PLC IS AUTHORIZED AND REGULATED BY THE FINANCIAL SERVICES AUTHORITY AND IS REGISTERED IN THE UNITED KINGDOM, NO. 03498808 AND ITS REGISTERED OFFICE IS AT THE PAVILIONS, BRIDGWATER ROAD, BRISTOL, BS13 8AE.